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                                                             Exhibit 99.B(d)(2)

                  Schedule to the Investment Advisory Agreement
                             dated December 16, 2002
                                     between
                      SEI Institutional International Trust
                       (formerly, SEI International Trust)
                                       and
                     SEI Investments Management Corporation
                (formerly, SEI Financial Management Corporation)

         This Schedule forms a supplement to the investment advisory agreement between SEI Institutional International Trust (formerly, SEI International Trust) (the "Trust") and SEI Investments Management Corporation (formerly, SEI Financial Management Corporation) (the "Adviser") dated December 16, 1994 (the "Investment Advisory Agreement").

         WHEREAS: the Trust and the Adviser have entered into the Investment Advisory Agreement pursuant to which the Adviser manages the investment and reinvestment of the assets of certain portfolios of the Trust.

         WHEREAS: the Trust had retained the Adviser to serve as investment adviser to the International Fixed Income Fund, a series of the Trust.

Now, therefore the parties agree as follows:

         Pursuant to Article 4, the Trust shall pay the Adviser compensation at an annual rate as follows:

         International Fixed Income Fund                      0.15%

         This Schedule may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Schedule to be executed as of December 16, 2002.
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
SEI Institutional International Trust                SEI Investments Management Corporation

By:  /s/ Timothy D. Barto                            By:  /s/ Todd Cipperman
----------------------------------                   ---------------------------------

Attest:  /s/ Jackie Bardyn                           Attest:  /s/ Jackie Bardyn
----------------------------------                   ---------------------------------
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